Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Monday, October 29, 2012		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports Third Quarter 2012 Results

•                                          Total revenues were $188.8 million

•                                          Adjusted EBITDA  was $55.7 million, up 7% from 2011

•                                          Operating income increased 7% year-over-year to $29.6 million

•                                          Net income attributable to ATN’s stockholders was $16.0 million, or $1.02 per diluted share

•                                          Cash provided by operating activities was $137.5 million for the first nine months of 2012; Cash dividend increased for 14th consecutive year to $0.25 per share quarterly

Beverly, MA (October 29, 2012) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the third quarter ended September 30, 2012.

Third Quarter/Nine Months 2012 Financial Results

“In addition to benefitting from seasonal factors, this year’s strong third quarter performance reflected our ability to achieve operating efficiencies and expense reductions in our U.S. retail wireless business,” said Michael T. Prior, Chief Executive Officer.  “Our team has done a good job of managing expenses without impacting service levels. We posted our second consecutive quarter of net subscriber growth in what is, for the industry, a seasonally weak quarter for net subscriber additions. On the other hand, positive subscriber metrics continued to be driven by increases in the prepaid subscriber base as the currently high number of contract expirations contributed to another decline in postpaid subscriber levels and higher churn. Gaining additional traction with postpaid subscribers remains a key priority.

“Our international wireless business had another solid quarter thanks to subscriber growth in multiple markets and additional operating efficiencies.  Wireline revenues were relatively stable for the quarter and we continue to make significant progress on our fiber network builds in the northeast U.S., which should allow for future revenue growth in this area,” Mr. Prior added.

Total revenues for the third quarter were $188.8 million, a 3% decrease from the $194.3 million reported for the third quarter of 2011, but up 1.9% sequentially.   The year-over-year decline resulted from lower U.S. retail and wholesale wireless revenues, which were partially offset by higher international wireless revenues and equipment sales. The sequential increase reflected seasonally higher U.S. wholesale wireless revenue and the growing international wireless revenue that together more than compensated for lower U.S. retail wireless revenues.

Adjusted EBITDA(1) for the 2012 third quarter was $55.7 million, 7% above the $52.1 million reported in the 2011 third quarter, led by the strong performance of our U.S. Wireless and Island Wireless segments, where adjusted

(1)  See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

EBITDA increased by $3.3 million and $2.1 million, respectively.  Operating income for the third quarter of 2012 was $29.6 million, a 7% increase over the $27.6 million reported in last year’s third quarter. Net income attributable to ATN’s stockholders was $16.0 million, or $1.02 per diluted share, a 41% increase over the $11.3 million, or $0.73 per diluted share, reported in last year’s third quarter.

Total revenues for the first nine months of 2012 were $557.0 million compared to $576.3 in last year’s first nine months, a decrease of 3%.  Adjusted EBITDA was $150.5 million, up 26% year-over-year; operating income increased 60% to $70.9 million; and net income attributable to ATN’s stockholders was $35.8 million, or $2.30 per diluted share, more than double the $17.6 million or $1.14 per diluted share reported for last year’s first nine months.

“We reported strong operating performance for the first nine months of 2012 which has driven significant growth in our operating cash flow and added to an already robust balance sheet. We were pleased to pass along to our stockholders the benefits of ATN’s recent and long-term cash flow and profit growth by increasing our quarterly cash dividend by nearly 9% — our 14th consecutive annual increase,” Mr. Prior noted.

Third Quarter 2012 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data service revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations. Total service revenues from the U.S. wireless businesses were $138.2 million compared to $146.2 million in the third quarter of 2011, a decrease of 6%.

U.S. retail wireless service revenues were $83.3 million, 7% below the $89.1 million reported in the 2011 third quarter.  This decrease was due to net subscriber attrition that the Company experienced during 2011. At the end of the 2012 third quarter, the Company had approximately 585,000 U.S. retail subscribers, a decrease of 1% from the approximately 593,000 subscribers the Company had at the end of last year’s third quarter. However, despite a high percentage of contract expirations, this quarter marked the second consecutive quarter in which the Company experienced net subscriber additions in its U.S. retail wireless business.  The 2012 fourth quarter will be another period of higher-than-average contract expirations, which is likely to result in a decrease in postpaid subscribers, despite being a seasonally strong quarter for new subscriber additions.  Of the total subscribers at September 30, 2012, approximately 432,000 were postpaid subscribers and approximately 153,000 were prepaid subscribers. Additional operating data on the Company’s U.S. retail wireless business can be found in Table 4 of this release.

U.S. wholesale wireless revenues were $54.9 million, a decrease of 4% from the $57.0 million reported in the third quarter of 2011. Consistent with industry trends, voice traffic continued to decline in comparison with the prior year, partially offset by increased data usage. Data roaming revenue for certain of the Company’s coverage areas is currently expected to decline over time, however, as roaming partners increase their data network coverage and capacity in those areas.  Data revenues accounted for 52% of wholesale wireless revenues for the quarter, compared to 46% a year earlier. As previously disclosed, one of the Company’s roaming partners exercised a call option in July 2012 to repurchase spectrum and related cell sites in the midwestern U.S. for approximately $15.8 million. The transaction is expected to be completed in late 2012. For the first nine months of 2012, the Company’s wholesale revenue from these network assets amounted to approximately $12 million.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean, including some of the smaller island markets. International wireless revenues were $21.0 million, an increase of 3% over the $20.4 million reported in the third quarter of 2011. This increase primarily resulted from subscriber growth in the U.S. Virgin Islands.

Wireline Revenues

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, its integrated voice and data operations in New England and its wholesale transport operations in New York State. Wireline revenues were $21.1 million, a 3% decline from the $21.7 million recorded in the third quarter of 2011, primarily resulting from slightly lower wireline revenues in Guyana.

Reportable Operating Segments

The Company has four reportable segments: i) U.S. Wireless, ii) International Integrated Telephony, which operates in Guyana, iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands) and iv) U.S. Wireline. Financial data on our reportable operating segments for the three months ended September 30, 2012 are as follows (in thousands):

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (1)	Total

Total Revenue	$144,971	$23,344	$15,643	$4,840	$—	$188,798
Adjusted EBITDA	46,148	11,002	3,635	131	(5,236)	55,680
Operating Income (Loss)	28,394	6,596	760	(566)	(5,554)	29,630

(1) Reconciling items are comprised of corporate general and administrative costs and acquisition-related charges.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at September 30, 2012 were $111.4 million. Long-term debt was $254.6 million.  Net cash provided by operating activities was $57.9 million for the third quarter and $137.5 million for the first nine months of 2012.  Capital expenditures were $18.2 million for the third quarter and $50.5 million for the first nine months of 2012. The Company expects full year 2012 capital expenditures in the range of $65 to $85 million, of which $35 to $50 million is expected to be allocated to the U.S. Wireless segment.  The company had originally projected $90 to $110 million of capital expenditures.  The reduced forecast is largely the result of expenditures that the Company now expects to make in 2013, rather than in 2012.

Conference Call Information

Atlantic Tele-Network will host a conference call on Tuesday, October 30, 2012 at 10:30 a.m. Eastern Time (ET) to discuss its 2012 third quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376, conference ID 42911870. A replay of the call will be available at ir.atni.com beginning at 2:00 p.m. (ET) on October 30, 2012.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, wholesale revenues, and the future retention and turnover of our subscriber base; (2) our ability to maintain favorable roaming arrangements; (3) increased competition; (4) economic, political and other risks facing our foreign operations; (5) the loss of certain FCC and other licenses, USF funds or other regulatory changes affecting our businesses; (6) rapid and significant technological changes in the telecommunications industry; (7) any loss of any key members of management; (8) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (9) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (10) the occurrence of severe weather and natural catastrophes; (11) our continued access to capital and credit markets; and (12) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 10, 2012. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented Adjusted EBITDA and ARPU measures. Adjusted EBITDA is defined as net income attributable to ATN, Inc. stockholders before interest, taxes, depreciation and amortization, acquisition related charges, impairment of intangible assets, gain on disposition of long-lived assets, other income or expense, bargain purchase gain, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the Alltel transaction. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	September 30,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$111,408	$48,735
Other current assets	138,281	135,165

Total current assets	249,689	183,900

Property, plant and equipment, net	447,426	483,203
Goodwill and other intangible assets, net	181,016	186,871
Other assets	28,368	19,757

Total assets	$906,499	$873,731

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$15,680	$25,068
Other current liabilities	136,567	120,710

Total current liabilities	152,247	145,778

Long-term debt, net of current portion	254,568	257,146
Other liabilities	117,309	118,277

Total liabilities	524,124	521,201

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	322,261	294,266
Non-controlling interests	60,114	58,264

Total equity	382,375	352,530

Total liabilities and stockholders’ equity	$906,499	$873,731

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011 (a)	2012	2011 (a)
Revenues:
U.S. wireless:
Retail	$83,269	$89,143	$254,081	$284,221
Wholesale	54,918	57,048	153,854	153,615
International wireless	21,048	20,377	60,318	52,874
Wireline	21,120	21,748	63,573	63,305
Equipment and other	8,443	6,030	25,155	22,238
Total revenue	188,798	194,346	556,981	576,253

Operating expenses:
Termination and access fees	38,790	48,764	118,224	155,077
Engineering and operations	20,796	20,165	64,077	63,967
Sales, marketing and customer service	27,930	33,965	91,307	101,874
Equipment expense	23,408	14,379	65,747	54,447
General and administrative	22,194	25,014	67,101	81,405
Acquisition-related charges	2	98	7	664
Depreciation and amortization	26,048	26,712	79,654	76,903
Gain on disposition of long-lived assets	—	(2,397)	—	(2,397)

Total operating expenses	159,168	166,700	486,117	531,940

Operating income	29,630	27,646	70,864	44,313

Other income (expense):
Interest income (expense), net	(2,983)	(4,221)	(10,753)	(12,063)
Other income (expense)	199	255	(133)	854
Equity in earnings of unconsolidated affiliates	679	729	3,011	1,484

Other income (expense), net	(2,105)	(3,237)	(7,875)	(9,725)

Income before income taxes	27,525	24,409	62,989	34,588
Income taxes	9,513	11,193	24,273	16,074

Net income	18,012	13,216	38,716	18,514
Net loss (income) attributable to non-controlling interests, net of tax	(2,047)	(1,880)	(2,900)	(866)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$15,965	$11,336	$35,816	$17,648

Net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Basic	$1.03	$0.74	$2.31	$1.15
Diluted	$1.02	$0.73	$2.30	$1.14

Weighted average common shares outstanding:
Basic	15,560	15,401	15,517	15,393
Diluted	15,651	15,489	15,605	15,490

(a)     Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Nine Months Ended September 30,
	2012	2011

Net income	$38,716	$18,514
Depreciation and amortization	79,654	76,903
Change in working capital	17,167	(10,965)
Other	1,938	285

Net cash provided by operating activities	137,475	84,737

Capital expenditures	(50,505)	(65,850)
Cash acquired in business combinations	—	4,087
Other	—	1,667

Net cash used by investing activities	(50,505)	(60,096)

Borrowings under credit facility	321,378	93,153
Principal repayments of long-term debt	(331,407)	(89,603)
Payments of debt issuance costs	(3,564)	(1,020)
Dividends paid on common stock	(10,692)	(10,159)
Distributions to non-controlling interests	(2,010)	(2,531)
Other	1,998	302

Net cash used by financing activities	(24,297)	(9,858)

Net change in cash and cash equivalents	62,673	14,783

Cash and cash equivalents, beginning of period	48,735	37,330

Cash and cash equivalents, end of period	$111,408	$52,113

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	SEP 2011	DEC 2011	MAR 2012	JUN 2012	SEP 2012

Beginning Subscribers	638,839	592,620	579,716	578,585	583,547
Prepay	145,854	123,157	121,688	130,981	141,452
Postpay	492,985	469,463	458,028	447,604	442,095

Gross Additions	30,018	46,757	54,837	55,448	66,539
Prepay	9,784	22,639	32,372	31,868	40,779
Postpay	20,234	24,118	22,465	23,580	25,760

Net Additions	(46,219)	(12,904)	(1,131)	4,962	1,871
Prepay	(22,697)	(1,469)	9,293	10,471	11,656
Postpay	(23,522)	(11,435)	(10,424)	(5,509)	(9,785)

Ending Subscribers	592,620	579,716	578,585	583,547	585,418
Prepay	123,157	121,688	130,981	141,452	153,108
Postpay	469,463	458,028	447,604	442,095	432,310

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	SEP 2011	DEC 2011	MAR 2012	JUN 2012	SEP 2012

Average Subscribers (weighted monthly)	618,862	583,470	578,531	580,441	583,607

Monthly Average Revenues per Subscriber/Unit (ARPU)

• Subscriber ARPU	$47.51	$48.56	$49.36	$47.63	$46.87

• Postpaid Subscriber ARPU	$52.68	$54.43	$54.15	$53.96	$54.52

Monthly Postpay Subscriber Churn	2.97%	2.55%	2.41%	2.18%	2.70%

Monthly Blended Subscriber Churn	4.05%	3.40%	3.22%	2.90%	3.70%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended September 30, 2011 and 2012

Three Months Ended September 30, 2011

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$11,336

Net income attributable to non-controlling interests, net of tax						1,880

Income taxes						11,193
Equity in earnings of unconsolidated affiliates						(729)

Other income						(255)

Interest expense, net						4,221

Operating income (loss)	$26,840	$6,771	$(1,186)	$(111)	$(4,668)	$27,646
Depreciation and amortization	18,417	4,506	2,748	797	244	26,712

Acquisition-related charges	—	—	—	—	98	98

Gain on disposition of long-lived assets	(2,397)	—	—	—	—	(2,397)
Adjusted EBITDA	$42,860	$11,277	$1,562	$686	$(4,326)	$52,059

Three Months Ended September 30, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$15,965

Net loss attributable to non-controlling interests, net of tax						2,047

Income taxes						9,513
Equity in earnings of unconsolidated affiliates						(679)

Other income						(199)

Interest expense, net						2,983

Operating income (loss)	$28,394	$6,596	$760	$(566)	$(5,554)	$29,630
Depreciation and amortization	17,754	4,406	2,875	697	316	26,048

Acquisition-related charges	—	—	—	—	2	2
Adjusted EBITDA	$46,148	$11,002	$3,635	$131	$(5,236)	$55,680

Reconciliation of Net Income to Adjusted EBITDA for the Nine Months Ended September 30, 2011 and 2012

Nine Months Ended September 30, 2011

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$17,648
Net income attributable to non-controlling interests, net of tax						866
Income taxes						16,074
Equity in earnings of unconsolidated affiliates						(1,484)
Other income						(854)
Interest expense, net						12,063
Operating income (loss)	$43,775	$19,655	$(5,289)	$(101)	$(13,727)	$44,313
Depreciation and amortization	53,188	13,610	7,070	2,374	661	76,903
Acquisition-related charges	—	—	218	—	446	664
Gain on disposition of long-lived assets	(2,397)	—	—	—	—	(2,397)
Adjusted EBITDA	$94,566	$33,265	$1,999	$2,273	$(12,620)	$119,483

Nine Months Ended September 30, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$35,816
Net loss attributable to non-controlling interests, net of tax						2,900
Income taxes						24,273
Equity in earnings of unconsolidated affiliates						(3,011)
Other income						133
Interest expense, net						10,753
Operating income (loss)	$71,294	$16,973	$(564)	$(1,655)	$(15,184)	$70,864
Depreciation and amortization	54,780	13,424	8,444	2,135	871	79,654
Acquisition-related charges	—	—	—	—	7	7
Adjusted EBITDA	$126,074	$30,397	$7,880	$480	$(14,306)	$150,525